Second Quarter 2008 Conference Call

Page #

EXHIBIT 99.2

To 8-K dated July 29, 2008

Second Quarter Earnings Release

Seacoast Banking Corporation

July 25, 2008

10:00 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to the Second Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.  I will now turn the call over to Mr. Dennis S. Hudson, Chairman and CEO. Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much, and I want to welcome everybody to our conference call this quarter.  I’ll begin just by reminding everybody that we will be making a number of forward-looking statements in this call and those are intended to fall within the meaning of Section 27A of the Securities Exchange Act of 1933 so, as a result, everything we say is limited within the meaning of that part of the Act.

I want to just dive in and get into it this quarter.  As you saw, we posted a loss of about $21 million this quarter, and Bill’s going to fill you in on some of the details later.  But first I want to address what we did this quarter in terms of our reserve build and our aggressive charge-down related to our residential land exposures.

Further deterioration in market conditions were evident in the last few months and continue to build for us as the quarter unfolded.  While residential transaction levels have improved actually in our markets recently, which is very encouraging, much of this improvement is coming from distress sales, which continue to weigh on valuations.  Moreover, we have begun to observe a more aggressive approach to liquidation with property auctions and loan sales.  These activities will likely continue to effect valuation for residential real estate product in the near-term.  As a result of recent market deterioration, we undertook an extensive review of our residential land exposures at the end of the quarter, particularly residential construction and development and land loans.  This review re-challenged the performing status and collateral value assumptions we had used in other recent reviews.  A number of performing loans were placed on nonaccrual due to increased doubt as to the willingness and ability of project sponsors to successfully pursue repayment.  The carrying value for nonperforming loans, particularly residential development and land loans, were reduced substantially this quarter to reflect current conditions, including a number of cases which reflect a value associated with more aggressive liquidation activities.  In some cases, we have even challenged assumptions used in appraisal data received as recently as 30 days ago.  We also increased our loan loss reserve during the quarter to reflect the impact of higher loss rate assumptions relative to the results of the review.

These actions we took in terms of our reserve build and our valuation adjustments were not taken lightly.  We have for some time now been carefully evaluating the market and our exposures, while digging deep into every problem credit relationship and evaluating potential collateral value.  We believe we properly scoped out our overall exposure, and appropriately and realistically responded to current market conditions observed at quarter-end.  The write-downs and reserve build for this quarter did not so much result from growth in problem assets, but rather is intended to reflect a severe, and probably realistic, assessment of where values are today.  As current transactions are completed in the marketplace over the coming months, and observable data relating to a number of quarter-end transactions is produced, we think we will see a confirmation of our current view.  We believe the actions taken today will place us in a stronger position as we accelerate our liquidation activities in coming months.

Now I’d like to provide a few prospective comments.  Please bear in mind that these comments are somewhat speculative; however, they are based on formal tracking analysis that’s been in place since late 2006, as we have worked through what has unfortunately turned out to be a very serious and severe housing cycle.  Our ongoing review of our many months’ analysis of our entire residential development exposure, along with past and present projections for our potential deterioration in our portfolio, are starting to suggest we may be close to achieving a high watermark in terms of the level of problem assets.  We have a number of relationships that have begun to move forward into final stages of liquidation, which is encouraging.  We will continue to aggressively pursue liquidation opportunities over the balance of this year.  We do not anticipate further significant amounts of growth in the problem assets that are related to residential development loans.  As a result, we may see credit costs begin to moderate in the coming months with a gradual improvement evident later in the year.  Should this prove to be the case, we anticipate returning to profitability next quarter and for our profitability to gradually improve in the next few quarters.

Risks to this outlook include deterioration beyond current expectations, including deterioration in our residential and consumer portfolios.  However, these portfolios are quite diverse in terms of loan size and vintage, and have never included any exposure to less than prime or any of the so-called exotic products, including Alt-A or option ARM loans, nor have we ever aggressively promoted home equity loans.

Another risk would be deterioration beyond our current expectations in our commercial real estate portfolio.  We have been extraordinarily concerned about a weakened outlook for this sector for some time, and as a result we have been very selective, which has affected our outlook for loan growth as described in our last two calls.  Fortunately, our commercial real estate construction loan book is fairly diverse and spread out among a number of product types and geographies; and our amortizing commercial real estate mortgage is quite diverse, both in loan size and vintage.  These factors will hopefully moderate any potential for deterioration should conditions worsen from here.

A final factor to consider would be our core earnings power in the coming quarters.  This will continue to support the potential for credit costs as it has over the past year.  Our solid deposit franchise, together with our work over the past year to enhance our retail strategy, continues to perform well, and we remain committed to making sure that our cost structure reflects current market conditions in order to maintain solid core earnings.

Now I’d like to shift for a moment to capital and dividends.  Our capital ratios remain very strong. As you recall, we raised a total of $52 million in new capital over the past few years during a period of much higher growth.  In fact our capital ratios prior to that period of higher growth were lower than the ratios we reported this quarter.  In short, we raised capital when it was reasonably priced, which fortunately provides our shareholders with protection from the ownership delusion we would face today were our capital levels out of alignment with our risk levels.  Our capital plan functioned well in 2005, 2006, and 2007, as capital was added in response to higher levels of growth.  At the end of this quarter, our capital ratios remain within range and in compliance with our Board approved capital plan.  Our total risk-based capital ratio stood at an estimated 11.5 percent; our Tier I capital ratio was estimated at a little over 10 percent; and total equity to assets was 8.22 percent.  These ratios were reduced by a net loss for the quarter on the order of 70 or 80 basis points compared with the prior quarter.

We have spoken in the last few calls about slowing loan growth and our outlook hasn’t changed. Negative loan growth will result, as we’ve said before, from reduced production opportunities.  As a result, we expect our risk-based capital levels to grow significantly over the next six months. This expectation excludes the positive impact that could come from any liquidation activity.

We have also evaluated our dividend policy, and we anticipate that we will reduce our cash dividend in the coming quarter to a de minimis amount until our earnings improve.  As our earnings improve, we will consider an increase in the dividend to a level that would be clearly sustainable.  In the meantime, our decision will further bolster our already strong capital position over the balance of this year.  Should credit costs begin to moderate in the future and should financial share price valuations in the marketplace remain depressed, our Board has said it would consider share repurchases at a later date as an alternative to increasing the cash dividend as a better way to increase shareholder value.

Now I’m going to turn the call over to Bill, who will briefly comment on our core earnings.

William Hahl:

Thanks, Denny, and good morning.  Obviously this quarter’s results on a GAAP basis were overwhelmed by the large provision for credit losses related to the housing market slowdown and elevated nonperforming assets.  The fourth slide that we posted for this call shows that the net income pre-provision in the second quarter 2008 was generated from the core franchise; and on an EPS basis, the pre-provision after tax earnings, excluding security gains and losses, were $0.23 per share for the second quarter of 2008, compared with $0.28 per share in the same quarter 2007 and $0.27 per share in the first quarter of 2008.

We reported in our earnings release that we added loans to nonperforming assets this quarter, and that we believe we are in the home stretch and that hopefully we’ll be among the first to show improvement. So I believe it’s important that I should note that the added nonaccrual loans in the second quarter took about 8 basis points out of the margin, and that the net interest margin would have increased to 3.77 percent.

In the second quarter, total revenues, excluding security gains and losses, were $26.1 million, nearly unchanged from the first quarter 2008 and the fourth quarter 2007.  Over the past several quarters, revenues have been reduced as a result of the nonperforming loans and other real estate owned, offset by an improving net interest margin, as explained, low cost deposit growth, and substantial earning benefits from a large and valuable core deposit franchise.

I’ve posted two slides, number six and number seven, related to the growth and size of our core deposits.  The Company has a strong core deposit franchise at the operating subsidiary bank, consisting of approximately 86 percent of total deposits. The successful promotion and growth of these deposits in the second quarter aided in the margin improvement, excluding credit factors, and avoided the increased competition and higher costs and higher rates paid on CDs, which were disproportionately high at many competitors.  The cost of deposits in the second quarter were priced lower and resulted in a decline of 42 basis points from the first quarter to 2.22 percent.  The cost of all interest-bearing liabilities declined 58 basis points.

The Company had strong deposit growth in retail savings and transaction accounts as a result of its focused retail growth strategy.  With retail deposit balances increasing in the quarter, total retail savings in transaction deposits increased over $22 million, up 16 percent annualized and now comprise over $570 million in low cost retail balances. This growth in deposits improved our favorable deposit mix, allowed us to avoid wholesale borrowings and maintain a strong liquidity position, and generated a relatively stable net interest income compared with prior quarters, while absorbing the negative impacts of higher nonaccrual assets.  Positives for deposit funding costs and the net interest margin for the near-term will likely continue, provided the Fed remains on hold and the success of our retail deposit growth strategy continues in the second half of 2008.

I have posted two slides, number 11 and 12, for the call which show that the net interest margin and net interest income have remained stable at approximately 3.7 percent and $20,500,000, respectively, over the past three quarters, while the Fed has reduced interest rates 275 basis points.

Noninterest income, excluding security gains linked-quarter, was essentially unchanged, after removing the income we received last quarter from the redemption of Visa shares.  Mortgage banking fees were also nearly unchanged, a good result given all of the uncertainties. With the disproportionately high CD rates and a weak stock market, fees from our securities brokerage unit were lower, but were offset by improved marine finance revenues.

On Slide 10, I’ve included information on our overhead growth over the past five quarters.  Noninterest expenses were $661,000 lower than the second quarter 2007, and $680,000 lower year-to-date compared with the first six months last year.  We are pleased with these results, and they are consistent with our expectations for nominal overhead growth this year.  Expenses were modestly higher linked-quarter, mostly due to the reversal of a fourth quarter 2007 accrual in the first quarter 2008 related to Visa litigation.  We continue to evaluate our progress and success in growing revenues, loans, and deposits each quarter; we have been proactive in making overhead adjustments as necessary; and we will continue this.

Our liquidity remains strong as demonstrated by a growing and peer-leading retail deposit base, which is the key source of liquidity.  Deposits represent 90 percent of the Company’s funding sources.  The Company has very little wholesale funding and has a very high quality investment portfolio with no sub-prime, Alt-A, trust preferred, CDO, etcetera, and the portfolio’s fair value exceeded costs and resulted in a net unrealized gain as of June 30, 2008.

Denny, I’ll turn it back to you.

Dennis S. Hudson III:

Thank you, Bill.  We’re all very disappointed in our results this quarter.  We were fortunate, however, to have added to our capital base with strong earnings and fresh capital at a reasonable cost during the top of this cycle.  We took on the added capital as our growth rates accelerated and credit risk, as we now know, was increasing.  In spite of a difficult quarter, our capital ratios today are higher than they were at the beginning of this cycle.  Given a muted outlook for short-term growth, we will likely see our capital ratios grow by the end of this year to levels that were higher than they were in the first quarter.

I had said that our number one priority for 2008 has been asset quality, and it is.  Our capital strength has afforded us with the ability to move forward on a more aggressive basis as we now turn to resolving some of those issues and bring improvements in the level of our asset quality.

As we move through the balance of this cycle, we will see an entirely new competitive dynamic develop in Florida.  I find it instructive to see that many of our business customers across a number of industries are doing better today than anyone would have thought possible; the common factor is a dramatic change in their competitive environment.  We are fast approaching that dynamic in our business as well. That is why it is important for us to maintain our focus on exiting out of our weaknesses as quickly as possible, as we also continue to build on our core earnings momentum.

Again, I want to thank our associates and officers who continue to work hard and long in a remarkably difficult environment. And to our customers, I wish to express my confidence in our Board, our management team and our financial strength which continues to ensure our safe and sound operation in this very difficult environment.

Now we’ll open the floor to a few questions.

Operator:

Thank you.  We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star then one on your touchtone phone.

Our first question comes from Terry McEvoy from Oppenheimer.  Please go ahead.

Terry McEvoy:

Thank you.  Good morning.

Dennis S. Hudson III:

Good morning.

William Hahl:

Good morning.

Terry McEvoy:

I was wondering if you could comment about July deposit trends given the concerns in the marketplace, and whether you have noticed any significant changes among your customer-base or that of other financial institutions in Florida.

Dennis S. Hudson III:

No, we’ve not detected any increased activity or negative trends. We’re moving into our summer months, which typically is when we would see some deposit declines.  We’re pleased that we haven’t seen that occur, so I think perhaps we see funds that are moving out of other types of products, back into bank deposits.

Terry McEvoy:

I was wondering if you could provide a breakdown of the charge-offs, the $33.5 million, just provide a little bit more insight; specifically, where in the loan portfolio that was coming from.

Dennis S. Hudson III:

Well, you can rest assured that it’s all almost exclusively out of our developer and land exposures.

William Hahl:

Slide 4 that we posted—or not Slide 4, I’m sorry, Slide 5—you could refer to that, and you’ll see the declines in the various categories which would be somewhat indicative of where some of the…

Dennis S. Hudson III:

Write-downs occurred.

William Hahl:

…write-downs occurred, right.

Dennis S. Hudson III:

Right, and that would not…

William Hahl:

As well as pay-downs.

Dennis S. Hudson III:

Yes, as well as pay-downs, right.

Terry McEvoy:

A large majority is in the residential construction?

Dennis S. Hudson III:

No question about it.

Terry McEvoy:

Okay, just wanted that confirmed. Thank you.

Dennis S. Hudson:

Thank you.

Operator:

Our next question comes from Mac Hodgson from Sun Trust Robison. Please go ahead.

Mac Hodgson:

Hey good morning.

Dennis S. Hudson III:

Good morning.

William Hahl:

Good morning.

Mac Hodgson:

Just a quick follow-up: On Slide 5, of the land and lot balance of $95 million, how much of that is on nonaccrual?

Dennis S. Hudson III:

A substantial portion of it. I don’t think we’ve announced the number, but it’s something we might do as we roll forward.

Mac Hodgson:

Can you disclose the write-downs that you took on the charge-offs for the quarter, you know what the loss rates were?

Dennis S. Hudson III:

The loss rates on a particular credit?

Mac Hodgson:

Yeah, on the $33 million charge-offs, if that’s on a basket of $60 million in loans.

Dennis S. Hudson III:

Well, I can tell you this, it was related primarily to our nonaccrual loans; and if you relate the charge-downs to total nonaccrual loans, you’ll come up with a write-down that is fairly massive—on the order of 30 percent.

Mac Hodgson:

Thirty percent, okay.  What were the OREO at the end of the quarter?

William Hahl:

$4.5 million.

Mac Hodgson:

$4.5 million, okay.  I’m curious in your assumptions for reserve, do you assume further declines in asset values; and if so, what sort of declines are you assuming?

Dennis S. Hudson III:

With respect to our reserves?

Mac Hodgson:

Yeah, as you built the reserve this quarter, I just…

Dennis S. Hudson III:

Yeah, we said in the press release that the reserve build was related to further review of our land exposures in this area.  So I guess all I can tell you is we have looked at what we believe is a pretty serious further decline in market conditions affecting values this quarter, particularly at the end of the quarter, and we have tried to work that as best we can into some of those other exposures that are not nonperforming; and we’ve had to make various assumptions around that. But the reserve build relates to a great extent to assumptions related to valuation declines for collateral securing performing loans, and the possibility that those could in the future be in default; and as that occurred, what the loss rate would look like based on June 30 assumptions on value.

Mac Hodgson:

Can you give us the mix of your commercial real estate portfolio, maybe how much you have in retail, office, and industrial?

Dennis S. Hudson III:

If you go back and look at our 10-Q for the third quarter, and we’ll soon be filing…

William Hahl:

First quarter.

Dennis S. Hudson III:

…I mean for the first quarter—and we’ll soon be filing our Q for the second quarter—you’ll see a very good description of that; we have detailed that out in a pretty good detailed fashion there. That would probably be where you’d want to look.  Again, I don’t know that we have any significant changes that have occurred in those portfolios since March.

Mac Hodgson:

Okay, thanks.

Operator:

Our next question comes from Ted Winpenny from Merrill Lynch. Please go ahead.

Ted Winpenny:

Good morning, Dennis.

Dennis S. Hudson III:

Good morning, Ted.

Ted Winpenny:

How are you?

Dennis S. Hudson III:

Fine.

Ted Winpenny:

In all the things, press releases that I’ve read or heard from you today, there was no reference to your current book value.  Could you give me an approximate figure on that?

Dennis S. Hudson III:

Yeah, we have it here, Bill. If you refer to the…

William Hahl:

The tangible book is $6.97.

Ted Winpenny:

What?

William Hahl:

$6.97 and the book value per share is $9.90.

Ted Winpenny:

Thank you very much.

Dennis S. Hudson III:

Okay.

Operator:

Our next question comes from Jefferson Harralson from KBW. Please go ahead.

Jefferson Harralson:

Thanks.

Dennis S. Hudson III:

Hey Jefferson.

Jefferson Harralson:

On the 30 percent write-down, roughly, of the current nonaccruals, can you disclose what you think the current nonaccruals are written down to?  Does this go down from 70 to 40 or 80 to 50 or…

Dennis S. Hudson III:

In terms of ….related to their original balance?

Jefferson Harralson:

Yes.

Dennis S. Hudson III:

I can tell you it’s a wide range of write-downs and those would range from, anywhere from very little to as significant as a very large number, and it’s probably not a number we want to talk about at this point.

Jefferson Harralson:

How about the average of that? Do you have a feel for the average, or is the average just so meaningless that it’s not worth throwing out there?

Dennis S. Hudson III:

It’s fairly meaningless. I think that the key point is that it was substantial enough on individual assets to cause the entire write-down relative to total nonperformers to be as high as 30 percent, actually a little more than 30 percent so…

Jefferson Harralson:

Okay.  When you talk about the transactions happening in your marketplace and you talk about these transactions dictating the decline in value, what are you seeing in peak-to-trough valuation declines in land values that’s driving this write-down; or is that a fair question to get at it from another way?

Dennis S. Hudson III:

Well, I think we tried to be clear that I don’t know what we’ve seen. I don’t know that…  It’s been hard to get a handle on or support for where values are right now and we have extensive appraisal data and analysis of that appraisal data that is based on various sets of assumptions.  We just decided that this quarter the negative assumptions that support those values are getting more negative, so we’ve gone through that data and made significant marks in those assumptions, and that’s what’s driving this down.  I don’t know that we’ve begun to observe the true numbers yet.  I think they’re just now beginning to reveal themselves.  I can tell you—flipping all the way to the other end of the scale with residential properties, which of course is a component to understanding land values—we continue to see pricing declines that were more severe this quarter than at any time in the cycle thus far. The good news, which is running counter to the national trend, is that in many of the hardest hit markets in the state of Florida, we saw a very dramatic increase in transactions occur beginning in March and April.  Those continue to accelerate as we moved into the second quarter and so the year-over-year growth rate for transaction levels has improved. Inventories of used homes, or I’m sorry, new homes… Inventories of new homes have come down dramatically. Used home inventory remains very high, but the transaction levels are really accelerating, which is encouraging news, I would say. The bad news is that a lot of that acceleration is coming from distressed sales, and a lot of the sellers into that market are the big servicers who are in the final stages of foreclosure.  I will tell you that the other sort of good news is that most of those transactions, those accelerating transactions where you see the most severe pricing adjustments, seem to be some of the most egregious sub-prime and aggressive loans that were done two and three years ago.  So I think we’re really beginning to clear some of the worst of the worst at this point, and I think the good news for Florida is that, in some of the worst hit markets, you’ve seen some improvement in transaction levels. But that doesn’t mean we’re necessarily at a bottom, because prices have continued to be hit.

Jefferson Harralson:

That’s great.  Thanks for that.  Just one follow-up on the commercial real estate is: Where are you seeing lease rates; where are you seeing occupancy rates; and what are you seeing that makes you relatively confident that the commercial real estate loss rates aren’t going to follow some of the land loss rates?

Dennis S. Hudson III:

Well, first of all, we’re seeing weakness in everything that you’ve mentioned. It is not extensive, but we’re definitely seeing a change in trend and have been saying that for a year; and it’s logical that we would begin to see some of that weakness occur.  I think the reason we can be cautiously optimistic that things are not going to be nearly as hardheaded as we’ve seen in the residential side is the market was very, very different on the CRE side.  We did not see the overbuilding nearly to the extent that you saw in the other part of the market.  The other point would be that, specific to us, the vintages of those loans are spread over a longer period of time generally, and so you have, I think, a little less risk in that portfolio.

Jefferson Harralson:

Thanks a lot.

Operator:

Our next question comes from David Bishop from Stifel Nicolaus.  Please go ahead.

David Bishop:

Hey, good morning, Denny.

Dennis S. Hudson III:

Good morning.

David Bishop:

Hey, a follow-up on Jefferson’s question and maybe coming at it in a different way:  In terms of the loan write-downs and the hair cuts you’re taking, I don’t know if you can provide any disclosure in terms of the vintages of the different collateral and the loss severity based on the vintage of those loans; and if you can break down the actual vintage of the nonperforming loan category on the residential construction side, land loans as well?  So if you can segment that at all.

Dennis S. Hudson III:

It’s really not something we want to go into because I’m not sure how useful it would be.  Second of all, we’re engaged in a number of discussions on these credits.  All I can say is that there is a wide swing in write-downs, and it really depends on individual credit specific and it depends on the outlook for that credit.  It would be fair to say that the more vacant the land, the more severe the write-down, which should come as no surprise; and it would be fair to say that loans that were originated in ’04 and ’05, for example, would have a more severe write-down.

David Bishop:

Turning to capital, in terms of… I don’t know if there’s a Board mandated target there, but in terms of threshold capital levels, is there a minimum regulatory risk-based or Tier 1 that the Board manages to?

Dennis S. Hudson:

Well as I said in the opening remarks, we’re within the range that we have established.  We’ve spent a lot of time over many years trying to size an appropriate capital position for the Bank; and we do a lot of work trying to understand and measure the risk, particularly right now on the credit side of the organization. As I said in the offset, we’re operating within that range and we’ve been aware of where the risk levels are.  We’ve also taken some dramatic action this quarter to certainly not clean things up completely, but to substantially reduce the risk going forward, I think, in terms of the risk of loss.  So we feel very confident with our capital positions.  As we also said in our release and we said on the last call, we filed a shelf registration statement during the quarter. That shelf totaled… We had a registration of a total of $40 million in capital and it’s sitting there.  If we had some belief that we needed it, we would certainly be the first to do it, but we feel very confident that the capital levels we have today are appropriately sized for the risk that we face in the future.

David Bishop:

Remind us, what’s the trust preferred capacity currently?

Dennis S. Hudson III:

We’re basically where we want to be with trust preferred. We have some capacity for additional Tier I capital, but we’re basically where we want to be.

David Bishop:

Then in terms of current market rates, we’ve heard some stories, some of the other banks getting aggressive with their CD offerings.  Can you provide us some color, what you’re actually currently paying in terms of current market rate CDs?

Dennis S. Hudson III:

Our current market rates are targeted under some of the high rates that are out there, and those high rates have continued this quarter. The issuers are principally some of the larger companies that are under more stress.  Bill, you can kind of give us a little representative flavor.

William Hahl:

Yeah, first of all, I guess one of the things that we have is a very diverse franchise, and we have been executing a relationship strategy for a number of years, so we’re able and have been able… You can look at peer information going back—and it really hasn’t changed that much—but we generally are in the 20th to 30th percentile ranking on overall cost of deposits, and it’s because of our relationship strategy.  So while others in the market, as Denny mentioned, have had higher rates for CDs, we generally can negotiate with our customers anywhere from… Well the very disproportionately high rates, it’s been amazing, we’ve been able to negotiate 50-75 basis points, on average, lower than with our customers, and we’ve been able to maintain CD deposits at growth rates…

(Cross talk)

Dennis S. Hudson III:

We’re really pleased this quarter. As we stated, we’ve been working on some retail initiatives all year. I’ll give you an example of one that we’ve been using and that is a checking account offering for larger balance checking customers—meaning several thousand dollars and up—that pays, today, a rate of 2.5 percent, with a relationship required and a number of other benefits associated with it. That’s been very helpful to us. We actually saw our retail deposits grow pretty nicely over the quarter, which takes the pressure off the high rate CD-type side of the market, so we’ll continue to pursue that strategy over the coming months and be responsive to what happens with pricing on the retail side; but it’s kind of the same environment today that we probably described 90 days ago.

David Bishop:

Thanks.

Dennis S. Hudson III:

Thank you.

Operator:

Our next question comes from Rajeev Patel from Sunova Capital. Please go ahead.

Rajeev Patel:

Hey guys, thanks for taking my questions.  Just quickly on commercial real estate, excluding anything regarding the residential and the homebuilder space, you guys said that that’s an area that you’re concerned about and you’re watching given the weakening overall economy. Have you started to see any signs of stress in any of those segments, whether that be retail, industrial, or office; or is that more of something on the watch and keeping your eye out?

Dennis S. Hudson III:

We’ve not… We have seen stress in the market in that vacancies are up and the people I talk to say pipelines for new tenants is down, which is not good news, as an example—and that would be more or less across the board. We have not seen any significant or concerning amounts of tangible deterioration on the part of our customers other than higher vacancies and that sort of thing, so cash flows are still there. We don’t have any overall concerns, but we are clearly in a weakening environment and that should give all of us concern as we go forward. But, no, we haven’t seen any particular credit specific major weakening that give us outside concerns—with one exception, and that would be where you have project sponsors who have other exposures on the residential side where we’ve seen that occur.  We have, I don’t know, one or two loans probably in nonperforming that are actually CRE loans, but in every case they are hooked into a sponsor who has a large residential exposure that looks ugly.

Rajeev Patel:

Right.  Okay great, thanks a lot.

Dennis S. Hudson III:

Thanks.

Operator:

Our next question comes from Matt Olney from Stephens Inc.  Please go ahead.

Matt Olney:

Good morning, Denny and Bill.

Dennis S. Hudson III:

Good morning.

William Hahl:

Morning, Matt.

Matt Olney:

Denny, you mentioned some comments earlier about used home inventory numbers I believe increasing.  Those are numbers that are tough for us to get outside of Florida. Are they numbers you can provide for us today regarding that?

Dennis S. Hudson III:

Matt, I’m sorry; we’ll have to get back with you.  I don’t have those at my fingertips.  I can tell you that looking at MLS listings, they’re up; but they’re not gigantically up.  They’ve just been… I would say they’re high and they’ve remained high.  I’m sorry I don’t have those numbers, and I’d be scared to give them to you.  But, again, the positive news, the only positive news I see out there, is that we are clearing the foreclosures as they come into the market and that is causing prices to decline. Declining prices are bringing some fairly remarkable opportunities for buyers to get excited about, and that’s why you see buyers coming off the sidelines.  The question is: Will that continue?  I think that as we go through the summer, it might moderate a little bit, and then we’ll have another chunk of foreclosures—coming out of sub-prime and Alt-A—that will hit—and that have been hitting the last few months—and foreclose, and those will turn into OREO and sales late this year and early in ’09.  Then, as we get beyond that, as you’re aware, things start looking a lot better…

Matt Olney:

Denny, we’ve been comparing this credit cycle to the previous cycle in the early ‘90s, but given these recent 2Q results, NPAs and charge-offs, do you still think that’s a fair comparison—comparing it to the cycle of the early ‘90s?

Dennis S. Hudson III:

Well, it would be fair to say it’s every bit as bad as that.  It might be instructive to look back in the ‘70s at the little more severe cycle that occurred at that time— and it hit housing a little more significantly at that time too.  So it’s a very, very tough cycle. I think the negative impact nationally continues to build and to be felt, and that there’s a little bit of hope, because of the things I’ve been just talking about, that some of the harder and earlier hit areas are beginning to see things hit bottom and so forth.  So I think there’s growing belief that, at least here in some of the higher growth markets in Florida, you’re beginning to see transactions improve, and that’s probably the beginning of a bottom.  Now we need to see prices, which are declining, hit a level that is sustainable, and we might be there.

Matt Olney:

Thanks guys.

Dennis S. Hudson III:

Sure.

Operator:

Our next question comes from Peyton Green from FTN Midwest Securities. Please go ahead.

Peyton Green:

Yes, good morning.

Dennis S. Hudson III:

Hi Peyton.

Peyton Green:

Denny, I was just wondering if you could talk a little bit about what the workout process is for the basket of loans that are on the nonperforming list.  I mean how long would you expect it take to either get deeds in lieu, or do you think this will have to go through the court system for a while?

Jean Strickland:

It takes… If you’re doing a foreclosure, it takes a year to 18 months.  It can even, in some cases where there’s a bankruptcy involved, take two years or more.

Dennis S. Hudson III:

Yeah, I mean we’ve been working this since late ’06 and you saw the NPAs grow in ’07 towards the end of the year, so that’s what you’re looking at. There are certainly other alternatives that many banks are using, including more aggressive ways to sell some of those credits.  We’re looking at all of that.  We’ve done a small amount of that liquidation work over the last couple of quarters, and we’ll continue to pursue it.  But if you take it all the way to foreclosure and out the other end, Jean’s right.

Peyton Green:

Okay.  I guess I mean to what degree have sponsors really walked from these deals? Will you have to really push the issue, or is there still some ability to work through things?

Jean Strickland:

There are some borrowers that we do have relationships with where we try to work with them; and if they choose to walk, those are represented in our nonperforming numbers.  We pursue collection aggressively.

Dennis S. Hudson III:

But I think we’re at a point—to kind of answer your question…we’re at a point where the level of stress continues to be very, very high with these guys, and we’ve worked our way through a good chunk of those.  That’s all  I’ve got to tell you: there’s not a whole lot left.

Peyton Green:

Okay, and then I guess this is a little longer term question, but in terms of shaping Seacoast over the next three to five years, what do you see as the biggest change resulting from what is going on now?

Dennis S. Hudson:

I think the biggest change for us going forward is we’re probably moving into a very different environment with a much less intensity for competition in all areas. I think you’ll see other players in the market reducing costs, and infrastructure costs, which provides us with some opportunity to potentially do the same. It goes without saying that we have had and maintained a larger exposure to residential development than we should have, and that’s something we feel will be a change going forward.  But I think the good news is that there aren’t going to be…  There’s probably going to be very slow growth in some of those commercial areas, but I think the good news is the overall competitive environment gets a lot more positive.  Jean, did you have anything to say?

Jean Strickland:

Yes, we have pointed out before I think, Denny, that unlike some of the very largest banks, our fundamental operation is still intact.  Our residential line of business, our wealth management line of business, our retail line of business is very strong and getting stronger.  We see it getting stronger for the improvement in the competitive environment that Denny referenced.

Dennis S. Hudson III:

In fact, that is already occurring I would say.  On the retail side, we think our success over the last year—since the beginning of the year in particular—has been because of very significant changes in the competitive environment.  So probably the scope of the competition will be very different and the nature of that competition will be very different as we go forward in the next three to five years.

Peyton Green:

No … I think you ought to be commended on the job you’ve done on the deposit side. I guess my question would be going forward, to what degree do you think you could keep your funding advantage? Then secondly, without charge-offs, to what degree do you think the loan bank will naturally shrink?

Dennis S. Hudson III:

Well, first of all, with regard to keeping our funding advantage, I think that’s a given.  We have… Our entire infrastructure is built around supporting that advantage and growing it.  Back to the loan book, I think we stand by some of our previous statements and, Bill, those were what for the balance of this year?  I think we said…

William Hahl:

Yeah, we … I think we said on the last call—and perhaps we’re looking at maybe even lowering that—that we’re looking at a negative 8 to 10 percent (loan growth) for the year; and then pushing that out, it could be a little bit lower than that, even into 2009 (inaudible)…

Dennis S. Hudson III:

Right, so…

William Hahl:

…we are not expecting production to be…

Dennis S. Hudson III:

…So we think loan growth this year will be a negative high single-digit number.

Peyton Green:

Okay great.  Thank you very much.

Dennis S. Hudson:

Thank you, Peyton.

Operator:

Our next question comes from Wilson Jaeggli from Southwell Partners. Please go ahead.

Wilson Jaeggli:

Yeah, thank you.  Wilson Jaeggli here. Could you help us here?  Talking about deposits, what is the amount of brokerage CDs, if any?

Dennis S. Hudson III:

We don’t have brokered CDs.

Wilson Jaeggli:

Great. Could you tell me what your past dues are, 30 to 89 days?

Dennis S. Hudson III:

They’re up slightly, but not substantially, from last quarter.  Last quarter they were very, very low.

William Hahl:

$10 million.

Dennis S. Hudson III:

$10 million.

Wilson Jaeggli:

Right, and they’re just up slightly from that?

Dennis S. Hudson III:

Yes.

Wilson Jaeggli:

When you say you made a statement that you’re going to pursue liquidation opportunities—opportunities in the sense that you’ll be able to shrink your balance sheet?

Dennis S. Hudson III:

Well that would be one side effect. I think the objective is more oriented to reducing the level of nonaccrual loans and problem assets, but that would be one result, yes, if we were successful.

Wilson Jaeggli:

Right, and talk about the liquidation process here, have you gone to auction with any of your properties?

Dennis S. Hudson III:

We’ve done all of the above, and we’ll continue to do so.  We believe the action we took to date puts us in a stronger position to be able to move forward and to have, as we said, a little more aggressive focus on liquidation. Thank you.

Operator:

Our next question comes from Tom Wasserman from Wasserman and Associates. Please go ahead.

Tom Wasserman:

Hi Dennis.  I have it in my mind that your worse loans must have come from banks that you acquired. Could you tell me if that’s accurate or not; and then, secondly, could you just elaborate a little bit on what you mean by “de minimis” regarding your dividend? Thanks.

Dennis S. Hudson III:

Sure.  Well first of all, I would say, “No, our worst loans did not come from banks that we acquired.” The loans that we’ve been most concerned about have been, as we’ve been saying for over a year, our loans related to residential real estate development, and those are loans that we originated here, so we understand and know them and that we’re not happy about.  With regard to the statement on a “de minimis” dividend, our Board is not yet determined exactly what the dividend would be in the next quarter.  But suffice it to say, it would be sufficiently small as to be insignificant, so it’ll be a penny or two.

Tom Wasserman:

Thanks.

Dennis S. Hudson III:

The reason we’ve taken that action is that we obviously are looking to preserve capital and avoid any dilutive capital transactions. I think the decision on the dividend was an appropriate one—or the decision that is coming up on the dividend, which will be an August issue—is an appropriate one, given the desire to maintain and avoid dilutive capital transactions.

Tom Wasserman:

Thank you.

Dennis S. Hudson III:

Thank you.

Operator:

Our next question comes from David Bishop from Stifel Nicolaus. Please go ahead.

David Bishop:

Hey, Denny, quick follow-up here: Obviously market clearing prices are impacting carrying values as well, but I was curious if the examiners have been in recently, and if there was any sort of compulsion there, from that front, to true up some of these loans as well.

Jean Strickland:

No.

Dennis S. Hudson III:

No, we’re…

Jean Strickland:

We’re in control.

Dennis S. Hudson III:

No, these are decisions that we made this quarter and that’s all we can say on that.

David Bishop:

Thank you.

Operator:

Question comes from Wilson Jaeggli from Southwell Partners. Please go ahead.

Wilson Jaeggli:

Yes, sorry for the silence. I got cut off here.

Dennis S. Hudson III:

No problem.

Wilson Jaeggli:

Could you give us a feel for the properties that have gone (inaudible) here in either foreclosure or short sale or liquidation or whatever, can you give us a feel for the different valuations (inaudible)…

Dennis S. Hudson III:

I’m sorry, we really couldn’t understand you.  You were breaking up.  I think your question was: Could we give you a feel for the valuations on properties that are selling and short sales? It’s really hard. There is no standard for that.  You really can’t come up with anything globally that you can say, other than there’s pressure forcing prices down.  I can find you examples, horrific examples, of declines versus a trade that occurred two years ago on a particular house, but it may have been grossly overpriced two and three years ago.   I think we said in the past that on raw land, we’re seeing value declines that are clearly in the 40 to 60 percent level.  Those are numbers that we’ve talked about in the past I know.

Wilson Jaeggli:

Appraised value from (inaudible)…

(Cross talk)

Dennis S. Hudson III:

Appraised values, yeah.

Wilson Jaeggli:

Thank you very much.

Dennis S. Hudson III:

Thank you.

Operator:

Once again, if there are any questions, please press star/one on your touchtone phone.  I’m showing no further questions.

Dennis S. Hudson III:

Okay, well thank you very much for your attendance today.  We hope to report a little better situation over the next quarter.  Thank you.

Operator:

Thank you, ladies and gentlemen.  This concludes the second quarter earnings release conference. Thank you all for participating. You may all disconnect.